EXHIBIT 99.2



                        IDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT, entered into on the _______ day of ________________, 2003 by and between Elderwatch, Inc. ("Elderwatch") with its principal place of business being 2881 North Pine Island Road, Building 65, Suite 203, Sunrise Florida and Independent Contractor ("Contractor") whose principal address is :
________________________________
______________________________________.  Social  Security  Number _________.

NOW THEREFORE in consideration of the mutual covenants undertaken by each of the parties as follows:
   1) Elderwatch provides a service to its clients my making regular visits to the parents or other family members of its clients and reports back to the client with its general observations as to the condition of the patient/resident and the condition of the facility.

   2) The Contractor is desirous of providing observational services to Elderwatch and represents that he/she will provide such service under terms and conditions set out by Elderwatch. Services must be performed directly by
          Contractor and no substitutions may be made by Contractor.

   3) Contractor represents that he/she will make as many regular visits as required by Elderwatch under agreed scheduling and will complete an Elderwatch Report Form promptly upon completion of each visit and deliver to Elderwatch's place of business on the next weekday.

   4)   Contractor agrees to comply with the Elderwatch dress code.

   5) Contractor will receive as compensation _________ percent (___%) of the charge for each visit and report completed and submitted to Elderwatch. Contractor will provide and pay for his/her own transportation, clothing and business cards and any other expenses. Contractor acknowledges that Elderwatch will make no deductions from any sums received as compensation. Any taxes, Social Security contributions or Medicare fees shall be the sole responsibility and obligation of Contractor.

   6) Contractor's responsibilities are as an observer only and Contractor warrants that he/she will honestly and diligently observe the patient/resident on each visit and complete the Report Form on each visit immediately upon leaving the facility without revealing contents of report to the facility or any of its employees or representatives.

   7) The parties agree and understand that they are providing a service as laymen and make no representations that they have any medical training or expertise. Should anything arise that causes immediate concern, Contractor agrees to advise the facility so that patient/resident may be examined promptly and to make a prompt report to Elderwatch .

   8) Contractor represents that he/she is capable of providing the services outlined in this agreement and agrees to notify Elderwatch promptly if this ceases to be the case.

   9) There is no specific term of engagement and Contractor will be paid on a services rendered basis.

   10) Contractor acknowledges and agrees that the services rendered the Client is the exclusive jurisdiction of Elderwatch and further agrees that no attempt to contact or communicate directly with the Client will be made. Any such attempt shall be construed by Elderwatch as an attempt to damage its business and appropriate legal remedies will be sought.

  11) Should Contractor sever relationships with Elderwatch, Contractor agrees not to solicit similar business or current clients of Elderwatch within a fifty mile radius of Elderwatch's main place of business for a period of twenty-four months.

   12) Should any lawsuit be brought by either party for enforcement of terms and conditions contained in this agreement, parties agree that the prevailing party will be entitled to reasonable attorney's fees together with any costs incurred in said litigation.

13) The parties to this agreement that this is not an employment contract and either party can terminate the Contractor's visiting obligations upon seven calendar days written notice. Notice should be sent to the parties as follows:

          To Elderwatch, Inc. at   2881 North Pine Island Road
                              Building 65, Suite 203
                              Sunrise, FL 33322

          To Contractor       ________________________________

                              ________________________________

                              ________________________________
   14) Should any provision of this Agreement be ineffective or unenforceable under law, the same will not affect the remaining provisions of this Agreement as construed by the laws of the State of Florida.

   15) Any term or reference to "he" or "she" shall be gender neutral and shall apply to the appropriate individual as the case may be.

   ELDERWATCH, INC.

   By: ________________________________________

   Its: ________________________________________

   ___________________________________________
   INDEPENDENT CONTRACTOR

   ___________________________________________
   Address
   ________________________________

   ________________________________

   Telephone: _______________________

   Social Security Number: ___________________